Exhibit 8.1

List of subsidiaries and VIEs of the Registrant

Subsidiaries	Place of Incorporation
Sunlands Online Education HK Limited	Hong Kong
Cheerwins Technology Group	Cayman
Cheerwins Online Education HK Limited FireSky Investment HK Limited	Hong Kong Hong Kong
Wuhan Studyvip Online Education Co., Ltd.	PRC
Tianjin Alaman Education Technology Co., Ltd. Wuhan Zhongtudao Technology Co., Ltd	PRC PRC
Wuhan Shangde Online Education Technology Co., Ltd	PRC

VIEs	Place of Incorporation
Beijing Shangde Online Education Technology Co., Ltd.	PRC
Tianjin Shangde Online Education Technology Co., Ltd.	PRC
Wuhan Jiayan Online Education Technology Co., Ltd.	PRC
Beijing Odysseus Education Technology Co., Ltd.	PRC
Beijing Feibian Education Technology Co., Ltd.	PRC
Wuhan Hadeliang Online Technology Co., Ltd.	PRC
Wuhan Fangtang Technology Co., Ltd.	PRC
Beijing Zhiziyuanshui Education Technology Co., Ltd.	PRC
Wuhan Xiaoyan Technology Co., Ltd.	PRC
Beijing Lingding Management Consulting Co., Ltd.	PRC

F-1